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FOR RELEASE:  Immediately                       CONTACT:  Shareholder Services
                                                          (203) 532-2048

                       AMBASE ANNOUNCES RESERVE REVERSAL

GREENWICH, CT - May 30, 2001 - Richard A. Bianco, the Chairman and Chief Executive Officer of AmBase Corporation (the "Company") announced today that based in part upon a previously disclosed favorable ruling from the United States Tax Court (the "Tax Court"), the Company will record a reversal of its $66,388,000 Withholding Obligation Reserve. The reserve reversal will be reflected in the Company's financial statements included as part of the Company's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2001. The $66,388,000 reserve reversal will result in a decrease in total liabilities and a corresponding increase in the Company's total stockholders' equity to an approximate positive $41,000,000 from a negative $24,612,000 at March 31, 2001.

"The withholding tax matter has been a cloud over our heads for a very long time, even creating doubts about our ability to continue as a going concern," said Mr. Bianco. "Given the events and revelations of the past year, and the recent Tax Court decision, we are confident that we can put that chapter of our history behind us, and move forward on pursuing further value for our shareholders."

The Company's management, after consultation with its accounting, tax and legal advisors has decided to reverse the Withholding Obligation Reserve. This decision is based upon an analysis of the recent favorable ruling in the Tax Court, the Company's case pending in the United States District Court for the Southern District of New York against City Investing Company Liquidating Trust, (the "City Trust NY Action") as noted below, and the $9,500,000, plus interest that remains available in an escrow account which was part of the Company's June 2000 settlement agreement with SF Holdings, as further discussed in the Company's Annual Report on Form 10-K for the year ending December 31, 2000.

The Internal Revenue Service ("IRS") had contended that the withholding taxes were due by City Investing Company ("City") in connection with City's Netherlands Antilles finance subsidiary for the years 1979 through 1985 (the "Withholding Obligation"). Based on the Tax Court decision, City is not liable for the payment of the Withholding Obligation. The IRS has not yet indicated if they will appeal the Tax Court's decision, but they have until August 21, 2001 to indicate their intention to file any appeal. Based on the Tax Court's ruling and an evaluation of the IRS's contention, counsel has advised, that although the outcome of an appeal by the IRS, if any, can by no means be assured, City has a very strong case and should ultimately prevail.

If (i) the IRS were to eventually appeal and prevail on this issue in the circuit court and (ii) the Company is found primarily liable in the City Trust NY Action, the Company, could be liable for some or all of City's Withholding Obligation plus interest. Such an amount could be in excess of the Company's financial resources, although the Company's analysis indicates that this outcome is highly unlikely. For a further discussion of the City Trust NY Action see AmBase Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 (Item 8 - Note 11 to the Company's consolidated financial statements).

A more detailed discussion of the Company's affairs will be included in the Company's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2001, and can also be found in the previously filed Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, and the Company's Annual Report on Form 10-K for the year ended December 31, 2000.